TRANSCRIPTION SERVICES SUBCONTRACTING AGREEMENT

THIS TRANSCRIPTION SERVICES SUBCONTRACTING AGREEMENT (this “Agreement”) dated March 31, 2009 is entered into by and between CBAY SYSTEMS & SERVICES, INC. (“CBay”) and MEDQUIST TRANSCRIPTIONS, LTD. (“MedQuist”) and. This Agreement shall be effective upon the date of mutual execution by the parties below (the “Effective Date”).

BACKGROUND

WHEREAS, MedQuist provides medical transcription and editing services, and CBay wishes to obtain medical transcription and editing services from MedQuist, through MedQuist’s use of medical transcription and editing labor located within the United States, on the terms set forth herein in order to meet obligations to CBay’s customers pursuant to agreements between CBay and such customers.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. In this Agreement, and in the Exhibits to this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

“Customer Contractual Service Level Agreement” means the Turn Around Time, Quality Assurance levels, customer profile requirements, service level definitions, and any other service commitments CBay has contracted to provide to Client Facilities.

“Client Facility” means the departments and facilities of the CBay customer on MedQuist’s DocQment Enterprise Platform (the “DEP’) that originates dictation and work types pursuant to an agreement between the CBay customer and CBay.

“Confidential Information” means all non-public information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of either of the parties to this Agreement and each of its suppliers, distributors, customers, independent contractors or other business relations, including all trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information. Notwithstanding the foregoing, Confidential Information does not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by one of the parties hereto; or (ii) was within the receiving party’s possession or becomes available to the receiving party, in either case, on a non-confidential basis from a source other than the furnishing party, provided that such source is not bound by a confidentiality agreement with the furnishing party or otherwise prohibited from transmitting the information to the receiving party. Confidential Information shall include, without limitation, the parties content (as defined in Section 5.1 herein).

“EPHI” means “Electronic Protected Health Information” as that term is defined by 45 CFR §164.513.

“Force Majeure Event” means any cause beyond the reasonable control of the non-performing party to this Agreement including, without limitation, acts of God or public enemy, fires, floods, storms, tornadoes, earthquakes, riots, strikes, blackouts, telephone outage, acts of terrorism, war or war operations, restraints of government, delays by suppliers and/or manufacturers, governmental acts, staff unavailability due to illness or airline flight delay or other causes which cannot with reasonable diligence be controlled or prevented by the non-performing party.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“PHI” means Protected Health Information as defined in 45 CFR §164.501.

ARTICLE II
SERVICES

Section 2.1 Services. MedQuist shall provide medical transcription, editing and related services to CBay, through MedQuist’s use of medical transcription and editing labor located within the United States, as set forth in this Agreement (the “Services”). For the purpose of providing the Services, voice and/or data files will be securely imported into MedQuist’s DocQment Enterprise Platform (“DEP”) for processing by MedQuist. MedQuist shall comply with each Customer Contractual Service Level Agreement specific to a Client Facility covered under this Agreement. In those circumstances under this Agreement where CBay fully subcontracts all of CBay’s operational performance obligations pursuant to a Customer Contractual Service Level Agreement, MedQuist shall assume full responsibility for the account management, customer service, implementation services and technical support. Notwithstanding the foregoing, CBay agrees and acknowledges that, with respect to any Client Facility that MedQuist refers to CBay for the provision of Services under this Agreement, MedQuist shall have the right to end the provision of Services for such Client Facility under this Agreement and enter into a separate, direct agreement between such Client Facility and MedQuist.

Section 2.2 Order Form. Commencement of Services for any Client Facility in accordance with a Customer Contractual Service Level Agreement shall be accomplished by mutual execution of an Order Form in the form attached hereto as Exhibit 1.

ARTICLE III
FEES

Section 3.1 CBay shall pay MedQuist the following fees for the Services provided by MedQuist hereunder: ninety-eight percent (98%) of the net monthly fees invoiced by CBay to a Client Facility pursuant to a Customer Contractual Service Level Agreement for Services provided by MedQuist. The calculation shall be based on the gross amount due to CBay after subtraction of (a) CBay’s payment or credit of any group purchasing organization fees or administrative fees, and (b) contractual service-related penalties required under an applicable Customer Contractual Service Level Agreement.

MedQuist shall provide CBay with the billing data necessary for CBay to generate an invoice for the work performed by MedQuist to a Client Facility under this Agreement. CBay will in turn generate an invoice to the Client Facility consistent with the billing data from MedQuist within three (3) calendar days of receipt of the billing data from MedQuist. A Client Facility’s payment to CBay for an applicable invoice is a condition precedent to CBay’s payment obligation to MedQuist for the work performed by MedQuist to such Client Facility as covered by the applicable invoice. CBay will make payment to MedQuist within fifteen (15) days of receipt of payment by the Client Facility.

Section 3.2 In those circumstances under this Agreement where CBay fully subcontracts all of CBay’s operational performance obligations pursuant to a Customer Contractual Service Level Agreement, CBay shall be responsible for invoicing, collections and dispute resolution with respect to a Client Facility. MedQuist agrees that it shall provide CBay with reasonable assistance and cooperation with such invoicing, collections and dispute resolution efforts.

ARTICLE IV
HIPAA COMPLIANCE

Section 4.1 MedQuist will:

a) Not use or further disclose any PHI other than as permitted or required by this Agreement, an applicable Customer Contractual Service Level Agreement or as required by law;

b) Report to CBay’s Corporate Director of Information Privacy and Security any use or disclosure of the PHI not provided for by this Agreement within forty-eight (48) hours of becoming aware of the unauthorized use or disclosure;

c) Have procedures in place for mitigating, to the maximum extent practicable, any deleterious effects from the use or disclosure of PHI in a manner contrary to this Agreement;

d) Ensure that any individuals or entities who assist MedQuist in fulfilling its obligations under this Agreement agree, in writing, to substantially the same restrictions and conditions that apply to MedQuist with respect to such PHI. MedQuist shall obtain reasonable assurances from any such individuals or entities that: (i) the information being disclosed will be held confidentially and used or further disclosed only as required by law, (ii) the individuals or entities will use the appropriate Administrative, Physical and Technical Safeguards to prevent the unauthorized use or disclosure of the PHI and EPHI; and (iii) the individuals or entities will immediately notify MedQuist of any instance of a breach of any of the PHI terms set forth herein;

e) Ensure that all individuals and entities who assist MedQuist in fulfilling its obligations under this Agreement are or shall be appropriately informed of the terms of this Agreement and are under a legal obligation, by contract or otherwise, sufficient to enable each individual and entity to fully comply with all provisions of this Agreement. MedQuist will also ensure that all individuals and entities who assist MedQuist in fulfilling its obligations under this Agreement have signed Protected Health Information Confidentiality Agreements;

f) Make available to CBay such information as CBay may require to fulfill CBay’s obligations to provide access to, provide a copy of, and account for disclosures with respect to PHI pursuant to HIPAA and the HIPAA Regulations, including, but not limited to, 45 CFR §164.524 and §164.528;

g) Make CBay’s PHI available as CBay may require to fulfill CBay’s obligations to amend PHI pursuant to HIPAA and the HIPAA Regulations, including but not limited to 45 CFR §164.526. MedQuist shall, as directed by CBay, incorporate any amendments to CBay’s PHI into copies of such PHI maintained by MedQuist;

h) Make available the information required to provide an accounting of disclosures in accordance with 45 CFR §164.528;

i) Make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by MedQuist on behalf of, CBay available to the Secretary of the U.S. Department of Health and Human Services for purposes of determining CBay’s or a CBay customer’s compliance with HIPAA;

j) Upon termination or expiration of this Agreement, or any time during the Term of this Agreement, with respect to PHI that MedQuist maintains in any form, recorded on any medium or stored in any storage system, including PHI retained or stored by individuals and entities who assist MedQuist in fulfilling its obligations under this Agreement, at CBay’s direction and if feasible, return to CBay or destroy all such PHI. A senior officer of MedQuist shall certify in writing to CBay, within thirty (30) days after termination or other expiration of this Agreement, that all PHI has been returned or disposed of as provided above and that MedQuist no longer retains any such PHI in any form;

k) If return or destruction of PHI is infeasible, notify CBay in writing within thirty (30) days after termination or other expiration of this Agreement. Such notification shall include: (i) a statement that MedQuist has determined that it is infeasible to return or destroy the PHI in its possession; and (ii) the specific reasons for such determination. In addition to providing such notification, MedQuist shall certify within such thirty (30) day period that it will, and will require individuals and entities who assist MedQuist in fulfilling its obligations under this Agreement to, extend any and all protections, limitations and restrictions contained in this Agreement to any PHI retained after termination of this Agreement and to limit any further uses and/or disclosures to those purposes that make the return or destruction of the PHI infeasible;

l) Implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of EPHI that MedQuist creates, receives, maintains or transmits on behalf of the CBay;

m) Report to CBay’s Director of Information Privacy and Security within forty-eight (48) hours, any “security incident” of which it becomes aware, as such term is defined in the HIPAA Security Rule;

n) Ensure that any individuals and entities who assist MedQuist in fulfilling its obligations under this Agreement to whom MedQuist provides EPHI agree in writing, to implement reasonable and appropriate safeguards to protect EPHI as required herein; and

o) Upon request, provide to CBay a list of names of any individuals or entities used to outsource CBay’s transcription and evidence of written assurances from those individuals or entities (as required in 4.1 (d)) that they will agree to substantially the same restrictions and conditions that apply to MedQuist with respect to such PHI.

Section 4.2 MedQuist, in its capacity as Business Associate (as that term is defined in the HIPAA Regulations) to CBay, shall be permitted to use and disclose PHI in a manner that would not violate the requirements of the HIPAA Regulations as follows: (a) for the proper management and administration of MedQuist; (b) to carry out the legal responsibilities of MedQuist and to fulfill MedQuist’s duties and responsibilities under this Agreement including, in part, disclosure to individuals and entities who assist MedQuist in fulfilling its obligations under this Agreement; and (c) to provide data aggregation services relating to the health care operations of CBay.

Section 4.3 Notwithstanding anything to the contrary set forth herein, CBay may immediately terminate this Agreement if MedQuist has breached a material term of this Article IV. CBay may exercise said right to terminate this Agreement by providing MedQuist with written notice of its intent to terminate, specifying the material breach of this Agreement that provides the basis for termination. Such termination shall be effective immediately or at such date as specified in the notice.

Section 4.4 MedQuist acknowledges that CBay is not conveying any right or title in the PHI to MedQuist.

ARTICLE V
TERM AND TERMINATION

Section 5.1 Term. This Agreement shall be effective on the Effective Date and terminate three (3) years from the Effective Date (the “Expiration Date”), unless sooner terminated by the parties in accordance with this Article V.

Section 5.2 Termination for Convenience. Both CBay and MedQuist shall have the right to terminate this Agreement with or without cause at any time upon six (6) months’ prior written notice to the other party to this Agreement.

Section 5.3 Termination for Material Default.

a) CBay may terminate this Agreement effective immediately upon written notice if MedQuist: (i) breaches any material obligation under this Agreement and fails to cure such breach within thirty (30) days written notice to MedQuist specifying in reasonable detail the nature of the breach; or (ii) (a) files a voluntary petition for bankruptcy, (b) is adjudicated bankrupt, (c) has a court assume jurisdiction of its assets under a federal reorganization act, (d) becomes insolvent or suspends business, or (e) makes an assignment of its assets for the benefit of its creditors.

b) MedQuist may terminate this Agreement effective immediately upon written notice if CBay: (i) breaches any material obligation under this Agreement and fails to cure such breach within thirty (30) days written notice to CBay specifying in reasonable detail the nature of the breach; or (ii) (a) files a voluntary petition for bankruptcy, (b) is adjudicated bankrupt, (c) has a court assume jurisdiction of its assets under a federal reorganization act, (d) becomes insolvent or suspends business, or (e) makes an assignment of its assets for the benefit of its creditors.

Section 5.4 Effect of Termination. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination, and the provisions of this Section 5.4 and Articles IV, V, VI, VII, VIII and IX hereof shall survive the termination of this Agreement. Any termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination.

ARTICLE VI
INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 6.1 Indemnification Obligations; Limitation of Liability.

a) MedQuist hereby indemnifies and holds the CBay harmless from and against any and all liability, loss, damage, claim or cause of action, and expenses connected therewith, including, without limitation, reasonable attorney’s fees and expenses, for bodily injury or damage to real or tangible personal property, to the extent caused directly or indirectly by the MedQuist, its employees or agents.

b) CBay hereby indemnifies and holds the MedQuist harmless from and against any and all liability, loss, damage, claim or cause of action, and expenses connected therewith, including, without limitation, reasonable attorney’s fees and expenses, for bodily injury or damage to real or tangible personal property, to the extent caused directly or indirectly by the CBay, its employees or agents.

c) EXCEPT FOR: (A) INDEMNIFICATION OBLIGATIONS SPECIFIED UNDER THIS AGREEMENT OR (B) BREACHES OF CONFIDENTIALITY UNDER ARTICLE VII, IN NO EVENT SHALL MEDQUIST BE LIABLE TO CBAY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOSS OF DATA) IN ANY WAY ARISING OUT OF THIS AGREEMENT OR ANY ATTACHMENT, OR PERFORMANCE THEREUNDER, HOWEVER CAUSED, UNDER A CLAIM OF ANY TYPE OR NATURE, BASED ON ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT OR STRICT LIABILITY) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR (A) INDEMNIFICATION OBLIGATIONS SPECIFIED UNDER THIS AGREEMENT OR (B) BREACHES OF CONFIDENTIALITY UNDER ARTICLE VII, IN NO EVENT SHALL MEDQUIST’S LIABILITY FOR DAMAGES TO CBAY EXCEED THE FEES PAID FOR THE SERVICES INVOLVED IN THE DAMAGE.

Section 6.2 The obligations to indemnify, defend and hold harmless set forth above in this Article VI will not apply to the extent the indemnified party was responsible for giving rise to the matter upon which the claim for indemnification is based and will not apply unless the indemnified party (i) promptly notifies the indemnifying party of any matters in respect of which the indemnity may apply and of which the indemnified party has knowledge; (ii) gives the indemnifying party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the indemnifying party shall not settle any such claim or action without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed); and (iii) cooperates with the indemnifying party, at the indemnifying party’s cost and expense in the defense or settlement thereof. The indemnified party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis.

ARTICLE VII
CONFIDENTIALITY AND NONSOLICITATION

Section 7.1 Confidentiality. MedQuist and CBay acknowledge that Confidential Information is to be considered highly confidential. Each party shall use Confidential Information disclosed to it by or on behalf of the other party only for the purposes contemplated by this Agreement and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing party. The foregoing obligations shall survive the expiration or termination of this Agreement. These obligations shall not apply to Confidential Information that:

a) Is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

b) Is published at the time of disclosure, or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party;

c) Is subsequently disclosed to the receiving party by a third party who has the right to make such disclosure;

d) Is developed by the receiving party independently of Confidential Information or other information received from the disclosing party and such independent development is properly documented by the receiving party; or

e) Is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

Section 7.2 Non-Solicitation. So long as this Agreement is in effect and for a period of twelve (12) months thereafter, MedQuist and CBay shall not — without the prior written consent of the other party — solicit, hire or engage any person who during the Term of this Agreement is or has been an employee, consultant, or transcriptionist of the other party.

ARTICLE VIII
RECORDS

Section 8.1 MedQuist shall maintain records with respect to the performance of its obligations under this Agreement. All such records shall be available for inspection, audit and copying by CBay and its representatives and agents, including CBay’s auditors, at CBay’s cost and expense upon reasonable request during normal business hours. All such records shall be maintained during the Term of this Agreement, or such longer period as may be required by relevant Law.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Assignment, Subcontracting. Notwithstanding anything to the contrary contained herein, neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed, subcontracted (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense, subcontract or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this section shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect; provided, however, that CBay may, without such consent, assign this Agreement and its rights and obligations hereunder: (a) in connection with the transfer or sale of all or substantially all of its assets related to, or (b) in the event of its merger or consolidation or change in control or similar transaction.

Section 9.2 Force Majeure. The parties shall be excused from performing hereunder in the event of any Force Majeure Event, provided that the non-performing party cannot reasonably circumvent the delay through the use of commercially reasonable alternate sources, workaround plans or other means. In such event the non-performing party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so prevented, hindered or delayed in its performance shall immediately notify the party to whom performance is due by telephone (to be confirmed in writing within five (5) days of the inception of such delay) and reasonably describe the circumstances of the Force Majeure Event.

Section 9.3 Injunctive Relief; Arbitration; and Governing Law.

a) Injunctive Relief. The parties to this Agreement acknowledge and agree that remedies at law are inadequate in the event of any breach or threatened breach by any party of its agreements and obligations as set forth in Article VII of this Agreement. Notwithstanding Section 9.3(b), in addition to any other remedy which may be available, the non-breaching party shall be entitled to petition for injunctive and/or other equitable relief restraining the breach or threatened breach of the provisions and/or obligations in Article VII of this Agreement.

b) Arbitration; Governing Law. Except as set forth in Section 9.3(a), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed, and the legal relations between the parties shall be determined in accordance with the laws of the State of New Jersey, excluding application of any conflict of laws principles, and the parties irrevocably waive all rights to trial by jury for any litigation between them related to this Agreement. Client hereby consents to the jurisdiction of any state or federal court of competent jurisdiction in the State of New Jersey for any litigation between the parties related to this Agreement.

Section 9.4 Waiver. Any delay or failure in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

Section 9.5 Independent Relationship. The relationship established between CBay and MedQuist under this Agreement is that of independent contractors and nothing contained in this Agreement will be deemed to establish or otherwise create a relationship of principal and agent, franchisor and franchisee, joint venturers or partnership between them. MedQuist’s employees are not and shall not be deemed to be employees of CBay. MedQuist shall be solely responsible for the payment of all compensation to its employees, including provisions for employment taxes, workmen’s compensation and any similar taxes associated with employment of MedQuist’s personnel. Neither party nor any of its agents or employees will have any right or authority to assume or create any obligations of any kind, whether express or implied, on behalf of the other party. All financial obligations associated with each respective party’s business are the sole responsibility of such party.

Section 9.6 Entire Agreement; Amendment. This Agreement including any Exhibits and Schedules hereto, sets forth the complete and final agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements, writings and understandings between the parties with respect to the subject matter hereof. The parties agree that there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

Section 9.7 Notices. Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail), by registered or overnight courier (return receipt requested), or by electronic mail (with confirmation of receipt) to the parties at the contact information indicated below.

If to CBay:
CBay Systems & Services, Inc 2661 Riva Road, Bldg 800 Annapolis, MD 21401 Attention: Managing Director
with a copy to:
If to MedQuist:
MedQuist Transcriptions, Ltd. 1000 Bishops Gate Boulevard, Suite 300 Mt. Laurel, NJ 08054-4632 Facsimile No.: 856.206.4215 Attention: President
with a copy to:
MedQuist Transcriptions, Ltd. 1000 Bishops Gate Boulevard, Suite 300 Mt. Laurel, NJ 08054-4632 Facsimile No.: 856.206.4215 Attention: Chief Legal Officer

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.

Section 9.8 Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in effect except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

Section 9.9 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, have been executed on behalf of each of the parties hereto. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original as against any party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, CBay and MedQuist have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CBAY SYSTEMS & SERVICES, INC.	MEDQUIST TRANSCRIPTIONS, LTD.
By: /s/ Jason Kolinoski	By: /s/ Peter Masanotti

Name: Jason Kolinoski Title: Chief Operating Officer Date: March 31, 2009	Name: Peter Masanotti Title: President & CEO Date: March 31, 2009

[Signature page to Services Agreement by and between MedQuist Transcriptions, Ltd. and MedQuist]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
EXHIBIT 1

ORDER FORM

The following Order Form is issued pursuant to the terms of Section 2.2 in the Transcription Services Subcontracting Agreement (the “Agreement”) executed by and between CBAY SYSTEMS & SERVICES, INC. (“CBay”) and MEDQUIST TRANSCRIPTIONS, LTD. (“MedQuist”). The effective date of this Order Form shall be the date of mutual execution by the parties below. All terms and conditions of the Agreement shall apply to this Order Form unless expressly stated otherwise. Capitalized terms not otherwise defined in this Order Form shall have the meanings given to them in the Agreement.

Customer Account Name:
Physical Address:
Billing Address:
Contact Person:
Phone Number:
Fax Number:

Commencement Date: The date that is the earlier of the first of the month or the sixteenth of the month following the date on which this Order Form is fully executed by the parties. MedQuist shall not be obligated to commence or continue services hereunder until this fully executed Order Form is received by MedQuist.

Term: The term of this Order Form shall begin on the Commencement Date and continue until the termination or expiration of the contractual relationship between CBay and customer, unless earlier terminated in accordance with the Transcription Services Subcontracting Agreement.

Services Description and Customer Fees: As described in the attached Customer Contractual Service Level Agreement, contract, agreement, or additional documents between CBay and customer.

CBAY SYSTEMS & SERVICES, INC.	MEDQUIST TRANSCRIPTIONS, LTD.
By:	By:

Name:	Name:

Title:	Title:

Date:	Date: